CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 46 to Registration Statement No. 2-79141 on Form N-4 of our report dated February 14, 2011, relating to the financial statements and financial highlights of Capital Appreciation Variable Account, Global Governments Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account and Total Return Variable Account appearing in the Annual Report on Form N-CSR of Capital Appreciation Variable Account, Global Governments Variable Account, Government Securities Variable Account, High Yield Variable Account, Money Market Variable Account and Total Return Variable Account for the year ended December 31, 2010, and to the use of our report dated March 28, 2011, relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting and reporting for other-than-temporary impairments in 2009 and changing its method of accounting and reporting for the fair value measurement of certain assets and liabilities in 2008, as discussed in Note 1 and Note 5, respectively, of the consolidated financial statements).

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 1, 2011